Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Provides Estimates for Fiscal 2010 Fourth Quarter
CLEVELAND—May 3, 2010—Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, today announced it expects to report fiscal 2010 fourth-quarter revenues of between $130 million and $140 million. This compares with $155 million reported in the same quarter of fiscal 2009. Previously, the company indicated that it expected customer demand levels to be similar to the prior-year.
The decline in revenues from the prior-year fourth quarter is primarily attributable to lower-than-expected sales in the company’s Technology Solutions Group (“TSG”), particularly in the Sun product lines. Sales of Sun products continue to be impacted by the company’s transition of its go-to-market strategy to address changes as a result of Oracle’s integration of Sun.
“We are disappointed with technology solutions revenues but remain optimistic about the opportunities for TSG and continue to further align our processes and practices with those of our key technology partners to drive increased revenue and profitability,” said Martin Ellis, president and chief executive officer. “While TSG revenue was down, the effectiveness of our cost savings initiatives and our disciplined focus on working capital management significantly improved cash during fiscal 2010.”
Despite the lower projected revenue, fourth-quarter fiscal 2010 gross profit margin is expected to increase from 25.7% recorded in the fourth-quarter of fiscal 2009 to between 26.2% and 26.8%. The improvement in consolidated margins is due to the mix of business favoring the company’s relatively higher-margin hospitality and retail segments.
Selling, general and administrative expenses are consistent with management’s expectations and prior-quarter run rates of $40 million to $43 million.
The company had cash on hand of approximately $66 million as of March 31, 2010, generating positive cash flow of approximately $30 million in fiscal 2010. Previously Agilysys stated that it expected to generate $15 million to $20 million of positive cash flow in fiscal 2010.
Agilysys plans to release its fourth-quarter and full-year 2010 financial results in early June.
Forward-Looking Statements
This release contains certain management expectations, which may constitute forward-looking information within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Reform Act of 1995. Forward-looking information speaks only as to the date of this presentation and may be identified by use of words such as “may,” “will,” “believes,” “anticipates,” “plans,” “expects,” “estimates,” “projects,” “targets,” “forecasts,” “continues,” “seeks,” or the negative of those terms or similar expressions. Many important factors could cause actual results to be materially different from those in forward-looking information including, without limitation, competitive factors, disruption of supplies, changes in market conditions, pending or future claims or litigation, or technology advances. No assurances can be provided as to the outcome of cost reductions, business strategies, future financial results, unanticipated downturns to our relationships with customers, and macroeconomic demand for IT products and services, unanticipated
AGILYSYS, INC. • 28925 FOUNTAIN PARKWAY • SOLON, OH 44139 • WWW.AGILYSYS.COM

difficulties integrating acquisitions, new laws and government regulations, interest rate changes, and unanticipated deterioration in economic and financial conditions in the United States and around the world or the consequences. We do not undertake to update or revise any forward-looking information even if events make it clear that any projected results, actions, or impact, express or implied, will not be realized.
Other potential risks and uncertainties that may cause actual results to be materially different from those in forward-looking information are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), under Item 1A, “Risk Factors.” Copies are available from the SEC or the Agilysys website.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales and support offices in the United Kingdom, Singapore and Hong Kong.
The company routinely posts all important information on its website. News releases and other information on Agilysys are available on the Internet at: http://www.agilysys.com.
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AGILYSYS, INC. • 28925 FOUNTAIN PARKWAY • SOLON, OH 44139 • WWW.AGILYSYS.COM